Exhibit 10.1

AMENDMENT NO. 2 TO

FOREST OIL CORPORATION

2007 STOCK INCENTIVE PLAN

WHEREAS, Forest Oil Corporation (the “Company”) has heretofore adopted the Forest Oil Corporation 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan (i) to increase the maximum aggregate number of shares of the Company’s common stock available for issuance under the Plan, (ii) to further restrict the ability of the Company to reprice or exchange options or stock appreciation rights, and (iii) to prohibit payments in connection with a Corporate Change (as defined in the Plan) prior to the consummation of the transaction constituting the Corporate Change (collectively, the “Amendment”); and

WHEREAS, the Company is seeking shareholder approval of the Amendment, as set forth in the Company’s Proxy Statement for the Annual Meeting of Shareholders scheduled for May 12, 2010;

NOW, THEREFORE, the Plan shall be amended as follows, provided that such amendments shall not be effective until the date of approval of the Company’s shareholders:

1.             The first sentence of Paragraph V(a) of the Plan shall be deleted and replaced in its entirety with the following:

“Subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 6,700,000.”

2.             The proviso at the end of the last sentence of Paragraph VII(d) of the Plan shall be deleted and replaced in its entirety with the following:

“provided, however, that, except as provided in Paragraph XI, the Committee may not, without approval of the shareholders of the Company, amend any outstanding Option or Stock Appreciation Right to lower the purchase or exercise price of the underlying Option or Stock Appreciation Right, or cancel, replace or exchange any outstanding Option or Stock Appreciation Right for (x) cash, (y) another Award  other than an Option, or (z) an Option or Stock Appreciation Right having a lower purchase or exercise price than the purchase or exercise price of the original Option or Stock Appreciation Right.”

3.     The second sentence of Paragraph XI(c) shall be deleted and replaced in its entirety with the following:

“If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), then  (x) no earlier than effective as of the consummation by the Company of such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution or such election of Directors or (y) no later than 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant:  (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.”

IN WITNESS WHEREOF, the undersigned, acting pursuant to authority granted to him by the Board of Directors and shareholders of the Company, has caused this Amendment No. 2 to Forest Oil Corporation 2007 Stock Incentive Plan to be executed this 12th day of May, 2010.

FOREST OIL CORPORATION

By:	/S/Cyrus D. Marter IV
Cyrus D. Marter IV
Vice President, General Counsel &
Secretary